Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-239987 and 333-254399) on Form S-8 and (No. 333-258704) on Form S-3 of our report dated February 28, 2022, with respect to the consolidated financial statements of Berkeley Lights, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
February 28, 2022